CONSENT OF GEOLOGIST JAMES L. EADER

I consent to the inclusion in this Registration Statement of Future Energy, Corp. on Form S-1 of the map showing the location of the Charles Prior Interest. I also consent to being named as the creator of the map and the inclusion of my accompanying contact information.

James L. Eader
Petroleum Geologist

January 28, 2011